EX. 99.770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

Societe Generale


2. Names of Underwriting syndicate members:

Goldman Sachs
Societe Generale


3. Name of Issuer:

Vivendi Environnment


4. Title of Security:

VIE FP Ordinary Shares


5. Date of First Offering:

7/12/00


6. Dollar Amount Purchased:

USD 5,259,536.04


7. Number of Shares Purchased:

167,377 Shares


8. Price Per Unit:

EURO 34/USD 31.44

9. Resolution Approved by the Board of Trustees: